Filed Pursuant to Rule 424(b)(3)
Registration No. 333-72742

October 28, 2004

Prospectus Supplement No. 1
To Reoffer Prospectus, Dated November 20, 2001

of

NASTECH PHARMACEUTICAL COMPANY INC.

Relating to

1,268,000 Shares of Common Stock of Nastech Pharmaceutical Company Inc.

     This prospectus supplement, dated October 28, 2004 (this “Supplement”), supplements our reoffer prospectus dated November 20, 2001 (the “Prospectus”) that was filed as part of our Registration Statement on Form S-3, File No. 333-72742 (the “Registration Statement”), relating to the resale by certain of our stockholders (collectively, the “Selling Stockholders”) who have acquired our common stock, par value $.006 per share, offered by this Supplement in conjunction with the Prospectus, pursuant to the issuance of an aggregate of 1,100,000 shares of our common stock and warrants to purchase up to an additional 168,000 shares of our common stock in a private offering of our securities on October 18, 2001 (the “Private Offering”). This Supplement presents certain information regarding the ownership of warrants to purchase 68,000 shares of our common stock that were originally issued to Jesup & Lamont Securities Corporation (“Jesup & Lamont”) in connection with the Private Offering, which warrants have been assigned to five individuals who are affiliates of Jesup & Lamont (the “Assignees”) and who are being added to the Prospectus as additional Selling Stockholders to permit the resale of such warrants by the Assignees under the Registration Statement and pursuant to the Prospectus. The 1,268,000 shares to which this Supplement relates reflects the total number of shares that may be sold by all of the Selling Stockholders under the Prospectus after giving effect to the assignment of the Warrants from Jesup & Lamont to the Assignees as reported in the table of Selling Stockholders contained in this Supplement. No additional securities are being registered hereby.

     You should read this Supplement in conjunction with the Prospectus. This Supplement is qualified by reference to the Prospectus, except to the extent the information in this Supplement supersedes the information contained in the Prospectus.

SELLING STOCKHOLDERS

     The information contained in the following table is as of October 21, 2004, and supersedes and replaces the information relating to the shares of common stock and warrants to purchase common stock beneficially owned by Jesup & Lamont that were reported in the table of Selling Stockholders, and the related footnotes, contained in the Prospectus.

	Number of	Maximum Number of	Number of
	Shares Owned	Shares that May Be	Shares to Be
	Prior to	Sold in this	Owned After this
Name of Security Holder	Offering(1)	Offering (2)	Offering(3)
Jesup & Lamont Securities Corporation	0	0	0
Gary Davis (4)	111,750	33,995	77,755
Peter Stern (4)	56,015 (5)	28,405	27,610 (5)
David Rozinov (4)	3,500	3,500	0
Kara Shaoul (4)	2,000	2,000	0
Ann Marie Curd (4)	100	100	0

(1)	Includes shares of common stock issuable upon the exercise of all warrants beneficially owned by the Selling Stockholders regardless of whether such shares are offered by the Prospectus, as amended by this Supplement.

(2)	Includes all of the shares of common stock and shares of common stock that may be issued upon the exercise of warrants offered under the Prospectus, as amended by this Supplement, as amended by this Supplement, but not any other shares of common stock or warrants to purchase shares of common stock beneficially owned by the Selling Stockholders.

(3)	Assumes all shares registered under the Prospectus, as amended by this Supplement, will be sold.

(4)	Assignee of Warrants issued to Jessup & Lamont Securities Corporation.

(5)	Includes 5,355 Shares owned by the Selling Stockholder jointly with his spouse.

     Except for their ownership of common stock, to the best of our knowledge, none of the Selling Stockholders have held any position or office with us, or had any other material relationship with us, within the past three years.

     Information concerning the Selling Stockholders may change from time to time and will be set forth in future supplements. Accordingly, the number of shares of our common stock offered hereby may increase or decrease. Full and complete copies of this Supplement and the Prospectus will be provided upon request.